Exhibit 99.1

Embarr Downs Announces That It Claimed A Thoroughbred and Is On Pace To Have 10 Thoroughbreds By The End of June.

Embarr Downs, Inc. (OTCQB: EMBR) announced today that on January 11, 2014 the Company claimed Street Car. Street Car has won 10 times in his career for approximately $200,000 in total winnings.  The Company claimed Street Car for $8,000 out of the 6th race at Santa Anita.

“We are excited to add Street Car to our barn,” said Joseph Wade, CEO of Embarr Downs.  “This is our first claim of the New Year and we are currently building a foundation for sustained success. We are headed in the right direction and we have taken another step towards our business plan of having 8-10 thoroughbreds by the end of June.  In this regard, we are looking to claim 3 thoroughbreds this month.  As such, we will be looking at the entries this coming weekend and expect to claim another thoroughbred over the weekend.”

Street Car was sired by Street Cry, who won the Dubai World Cup and over $5 Million in his career.  Street Car has 10 wins, 1 place and 6 shows out of 37 starts.

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com